Exhibit 99.1

NEWS RELEASE

SPX REPORTS FOURTH QUARTER 2011 RESULTS

Revenues Up 13% to $1.5 Billion

Flow Technology Revenues Up 16% and Segment Margins Over 15%

Intends to Enter Into $350 Million Share Repurchase Plan

CHARLOTTE, NC — February 16, 2012 — SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2011:

Fourth Quarter Highlights:

•                  Revenues increased 12.6% to $1.49 billion from $1.33 billion in the year-ago quarter.  Organic revenues* increased 11.2%, while completed acquisitions and currency fluctuations impacted revenues by 2.2% and (0.8)%, respectively.

•                  Segment income and margins were $177.0 million and 11.9%, compared with $160.4 million and 12.1% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.25, compared with $1.30 in the year-ago quarter.

•                  The fourth quarter of 2011 results included the following items:

•                  Net charges of $16.4 million, or $0.27 per share, associated with strategic actions;

•                  Charges of $18.2 million, or $0.22 per share, associated with amounts deemed uncollectible from an insolvent insurer for certain risk management matters; and

•                  Non-cash impairment charges of $3.6 million, or $0.04 per share, associated with the impairment of goodwill of SPX Heat Transfer Inc.

•                  Adjusted net income per share from continuing operations*, which excluded the impact of the items noted above, was $1.78.

•                  Net cash from continuing operations was $202.4 million, compared with $213.0 million in the year-ago quarter.

•                  Adjusted free cash flow from continuing operations*, which excluded $92.8 million of net cash outflows related to the ClydeUnion acquisition relating primarily to the settlement of foreign exchange currency contracts and the purchase of the Glasgow, Scotland manufacturing facility, was $219.0 million, compared with free cash flow* of $173.0 million.  The 2010 results included a $100 million voluntary pension contribution.

Full Year 2011 Highlights:

•                  Revenues increased 11.8% to $5.46 billion from $4.89 billion in 2010.  Organic revenues increased 7.1%, while completed acquisitions and currency fluctuations impacted reported revenues by 2.3% and 2.4%, respectively.

•                  Segment income and margins were $580.2 million and 10.6%, compared with $560.3 million and 11.5% in 2010.

•                  Diluted net income per share from continuing operations was $3.54, compared with $3.86 in 2010.  The full year 2011 results included the following items:

•                  Net charges of $49.7 million, or $0.70 per share, associated with strategic actions;

•                  Net one-time tax benefits of $20.9 million, or $0.41 per share, primarily associated with tax planning strategies;

•                  The previously noted charges relating to an insolvent insurer; and

•                  Non-cash impairment charges of $28.3 million, or $0.33 per share, for the previously noted item.

•                  Adjusted net income per share from continuing operations*, which excluded the impact of the items noted above, was $4.38.

•                  Net cash from continuing operations was $326.4 million, compared with $256.7 million in 2010.  The increase in cash flow was due primarily to lower pension contributions in 2011, partially offset by operating cash outflows associated with the ClydeUnion acquisition.

•                  Adjusted free cash flow from continuing operations for 2011, which excluded $92.8 million of net cash outflows related to the ClydeUnion acquisition, was $265.1 million.  Adjusted free cash flow from continuing operations for 2010 of $205.5 million excluded $24.5 million paid in connection with early debt termination.  The increase in free cash flow was due primarily to the items noted above, partially offset by higher capital expenditures in 2011.

“The fourth quarter of 2011 was a period of strong operational performance for SPX, with organic revenue growth of 11 percent and adjusted earnings per share up 58 percent over last year.  We were particularly pleased with the performance of our Flow Technology segment, which reported 13 percent organic revenue growth and segment income margins over 15 percent,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.

“Flow Technology is the foundation of our company and the focus of our long-term strategy.  The acquisition of ClydeUnion and the pending divestiture of Service Solutions are significant developments that further narrow our strategic focus and enhance our ability to continue building our Flow segment.

“We expect 2012 to be a transitional year for our company as we focus on successfully integrating ClydeUnion, executing the start-up of our large power transformer facility,

completing the sale of Service Solutions and executing our previously announced debt reduction and share repurchase actions.  As part of this, we intend to begin repurchasing shares as early as next week.

“We expect to be in a very strong financial position with significant liquidity in 2012, and will evaluate additional strategic acquisitions and share repurchases consistent with our capital allocation methodology,” Kearney added.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2011 were $565.4 million compared to $486.2 million in the fourth quarter of 2010, an increase of $79.2 million, or 16.3%.  Organic revenues increased 12.8% and acquisitions increased reported revenue by 3.9%, including $13.6 million from the completed acquisition of ClydeUnion.  The impact of currency fluctuations decreased revenues by 0.4% from the year-ago quarter.

Segment income was $85.3 million, or 15.1% of revenues, in the fourth quarter of 2011 compared to $70.9 million, or 14.6% of revenues, in the fourth quarter of 2010.  The increase in segment income and margins was due primarily to the impact of the organic revenue increase noted above, including the benefit of the related operating leverage.  Segment margins in the quarter were diluted by 30 basis points from the ClydeUnion acquisition, due primarily to purchase accounting charges.

Test and Measurement

Revenues for the fourth quarter of 2011 were $275.2 million compared to $252.1 million in the fourth quarter of 2010, an increase of $23.1 million, or 9.2%.  Organic revenues increased 5.0%, driven primarily by increased sales of diagnostic and service tools to vehicle manufacturers and their dealer service networks.  The 2011 acquisition of Teradyne Inc.’s Diagnostic Solutions business increased reported revenues by 4.2%.

Segment income was $32.7 million, or 11.9% of revenues, in the fourth quarter of 2011 compared to $21.7 million, or 8.6% of revenues, in the fourth quarter of 2010.  The increase in segment income and margins was due primarily to the impact of the organic and acquisition revenue increases noted above.

Thermal Equipment and Services

Revenues for the fourth quarter of 2011 were $453.1 million compared to $418.8 million in the fourth quarter of 2010, an increase of $34.3 million, or 8.2%.  Organic revenues increased 10.4% in the quarter, driven primarily by increases in evaporative cooling projects in the Americas and sales of heat exchangers and pollution control systems. The impact of currency fluctuations decreased reported revenues by 2.2% from the year-ago quarter.

Segment income was $44.0 million, or 9.7% of revenues, in the fourth quarter of 2011 compared to $52.8 million, or 12.6% of revenues, in the fourth quarter of 2010.  The decline in segment income and margin was due primarily to a $13.7 million charge associated with increases in estimated costs for certain contracts in South Africa.

Industrial Products and Services

Revenues for the fourth quarter of 2011 were $198.0 million compared to $167.9 million in the fourth quarter of 2010, an increase of $30.1 million, or 17.9%.  Organic revenues increased 17.8% in the quarter, driven primarily by higher volume of power transformer sales.  Currency fluctuations increased reported revenues by 0.1%, from the year-ago quarter.

Segment income was $15.0 million, or 7.6% of revenues, in the fourth quarter of 2011 compared to $15.0 million, or 8.9% of revenues, in the fourth quarter of 2010.  The fourth quarter 2011 segment income included start-up costs of $4.4 million associated with our transformer plant expansion.

OTHER ITEMS

Dividend:   On November 23, 2011, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on December 14, 2011, which was paid on January 4, 2012.

Acquisition:  On December 22, 2011, the company completed the acquisition of ClydeUnion Pumps, a global supplier of pump technologies utilized in oil and gas processing, power generation and other industrial applications. The company’s fourth quarter results include the following items related to the ClydeUnion acquisition:

•            Revenue of $13.6 million and operating income of $0.3 million, which included $2.5 million of purchase accounting charges.

•            A $4.0 million charge recorded in other expense for the forward exchange currency contracts noted below.

•            Transaction costs of $2.4 million recorded in corporate expense.

•            Interest expense of $1.3 related to borrowings to finance the acquisition.

•            Net cash flow used in operations of $52.0 million, including the settlement of forward exchange currency contracts to hedge a significant portion of the purchase price and other related transaction costs and working capital investments.

•            Capital expenditures of $40.8 million related to the purchase of ClydeUnion’s manufacturing facility in Glasgow, Scotland.

Disposition:  On January 23, 2012, the company entered into a definitive agreement with Robert Bosch GmbH to sell its Service Solutions business for $1.15 billion in cash.  The sale is subject to normal closing conditions, regulatory and other approvals and is expected to be completed in the first half of 2012.  The company incurred costs of $2.1 million associated with this transaction in the fourth quarter, recorded in corporate expense.  Upon completion of the sale, the company expects to record an after-tax gain of approximately $450 million dollars or $8.65 per share.  Beginning in the first quarter of 2012 the Service Solutions business will be reported as a discontinued operation and the company will no longer report the Test and Measurement segment.  The other businesses previously reported in the Test and Measurement segment will be reported in the Industrial Products and Services segment.

Share Repurchases:  The company announced that it intends to enter into a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of up to $350 million in value of shares of its common stock on or before February 14, 2013, in accordance with a share repurchase program authorized by its Board of Directors. Trading under this plan is scheduled to begin no sooner than February 24, 2012.  Of the amount under the plan, $75 million may be repurchased prior to the completion of the above-referenced sale of Service Solutions, with the remainder scheduled to be repurchased following the consummation of the Service Solutions sale.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission by February 29, 2012.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and over 18,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in three areas: Flow Technology, infrastructure, and vehicle service solutions.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity, processed foods and beverages and vehicle services, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, power transformers for utility companies, cooling systems for power plants; and diagnostic tools and equipment for the automotive industry. This description of SPX does not contemplate the pending sale of the Service Solutions business. For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-576-5441
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Revenues	$1,491.7	$1,325.0	$5,461.9	$4,886.8

Costs and expenses:
Cost of products sold	1,080.1	936.4	3,926.6	3,454.0
Selling, general and administrative	265.9	267.9	1,103.0	1,024.4
Intangible amortization	8.9	7.7	33.7	27.1
Impairment of goodwill and other intangible assets	3.6	1.7	28.3	1.7
Special charges, net	11.7	16.3	31.4	36.4
Operating income	121.5	95.0	338.9	343.2

Other expense, net	(22.6)	(0.6)	(56.3)	(21.3)
Interest expense	(25.6)	(23.7)	(97.1)	(87.2)
Interest income	1.6	1.5	5.8	5.4
Loss on early extinguishment of interest rate protection agreements and term loan	—	—	—	(25.6)
Equity earnings in joint ventures	7.7	7.9	28.4	30.2
Income from continuing operations before income taxes	82.6	80.1	219.7	244.7
Income tax provision	(18.2)	(15.7)	(34.4)	(53.1)
Income from continuing operations	64.4	64.4	185.3	191.6

Loss from discontinued operations, net of tax	—	(0.2)	—	(0.5)
Gain (loss) on disposition of discontinued operations, net of tax	(0.9)	(0.4)	0.3	11.7
Income (loss) from discontinued operations	(0.9)	(0.6)	0.3	11.2

Net income	63.5	63.8	185.6	202.8

Less: Net income (loss) attributable to noncontrolling interests	1.0	(1.5)	5.0	(2.8)

Net income attributable to SPX Corporation common shareholders	$62.5	$65.3	$180.6	$205.6

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$63.4	$65.9	$180.3	$194.4
Income (loss) from discontinued operations, net of tax	(0.9)	(0.6)	0.3	11.2
Net income	$62.5	$65.3	$180.6	$205.6

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.25	$1.32	$3.57	$3.91
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.01)	(0.01)	0.01	0.23
Net income per share attributable to SPX Corporation common shareholders	$1.24	$1.31	$3.58	$4.14

Weighted-average number of common shares outstanding - basic	50.558	49.941	50.499	49.718

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$1.25	$1.30	$3.54	$3.86
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.02)	(0.01)	—	0.22
Net income per share attributable to SPX Corporation common shareholders	$1.23	$1.29	$3.54	$4.08

Weighted-average number of common shares outstanding - diluted	50.672	50.718	50.946	50.347

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and equivalents	$551.0	$455.4
Accounts receivable, net	1,416.3	1,164.8
Inventories	719.6	564.3
Other current assets	140.5	176.1
Deferred income taxes	67.9	67.9
Total current assets	2,895.3	2,428.5
Property, plant and equipment:
Land	51.8	40.8
Buildings and leasehold improvements	339.8	264.1
Machinery and equipment	883.2	767.1
	1,274.8	1,072.0
Accumulated depreciation	(576.1)	(526.8)
Property, plant and equipment, net	698.7	545.2
Goodwill	1,941.8	1,634.6
Intangibles, net	1,088.2	719.5
Other assets	767.8	665.5
TOTAL ASSETS	$7,391.8	$5,993.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$752.7	$538.8
Accrued expenses	1,091.4	1,080.1
Income taxes payable	28.2	16.3
Short-term debt	74.3	36.3
Current maturities of long-term debt	1.2	50.8
Total current liabilities	1,947.8	1,722.3

Long-term debt	1,925.6	1,110.5
Deferred and other income taxes	137.7	86.9
Other long-term liabilities	1,143.4	969.6
Total long-term liabilities	3,206.7	2,167.0

Equity:
SPX Corporation shareholders’ equity:
Common stock	993.6	986.7
Paid-in capital	1,502.2	1,461.1
Retained earnings	2,488.3	2,358.6
Accumulated other comprehensive loss	(246.5)	(192.6)
Common stock in treasury	(2,510.3)	(2,516.1)
Total SPX Corporation shareholders’ equity	2,227.3	2,097.7
Noncontrolling interests	10.0	6.3
Total equity	2,237.3	2,104.0
TOTAL LIABILITIES AND EQUITY	$7,391.8	$5,993.3

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Twelve months ended
	December 31, 2011	December 31, 2010%		December 31, 2011	December 31, 2010%
Flow Technology

Revenues	$565.4	$486.2	16.3%	$2,042.0	$1,662.2	22.8%
Gross profit	185.4	169.9		673.8	583.5
Selling, general and administrative expense	95.2	94.8		388.7	354.4
Intangible amortization expense	4.9	4.2		16.7	13.5
Segment income	$85.3	$70.9	20.3%	$268.4	$215.6	24.5%
as a percent of revenues	15.1%	14.6%		13.1%	13.0%

Test and Measurement

Revenues	$275.2	$252.1	9.2%	$1,067.8	$924.0	15.6%
Gross profit	87.6	76.3		337.4	275.7
Selling, general and administrative expense	52.5	52.9		216.4	192.7
Intangible amortization expense	2.4	1.7		10.3	6.4
Segment income	$32.7	$21.7	50.7%	$110.7	$76.6	44.5%
as a percent of revenues	11.9%	8.6%		10.4%	8.3%

Thermal Equipment and Services

Revenues	$453.1	$418.8	8.2%	$1,644.2	$1,602.1	2.6%
Gross profit	97.0	104.6		355.3	402.8
Selling, general and administrative expense	51.6	50.2		207.8	202.8
Intangible amortization expense	1.4	1.6		5.6	6.3
Segment income	$44.0	$52.8	-16.7%	$141.9	$193.7	-26.7%
as a percent of revenues	9.7%	12.6%		8.6%	12.1%

Industrial Products and Services

Revenues	$198.0	$167.9	17.9%	$707.9	$698.5	1.3%
Gross profit	44.1	42.0		178.8	188.1
Selling, general and administrative expense	28.9	26.8		118.5	112.8
Intangible amortization expense	0.2	0.2		1.1	0.9
Segment income	$15.0	$15.0	0.0%	$59.2	$74.4	-20.4%
as a percent of revenues	7.6%	8.9%		8.4%	10.7%

Total segment income	$177.0	$160.4		$580.2	$560.3
Corporate expense	24.4	28.8		104.3	95.5
Pension and postretirement expense	8.9	12.9		35.9	52.4
Stock-based compensation expense	6.9	5.7		41.4	31.1
Impairment of goodwill and other intangible assets	3.6	1.7		28.3	1.7
Special charges, net	11.7	16.3		31.4	36.4
Consolidated Operating Income	$121.5	$95.0	27.9%	$338.9	$343.2	-1.3%

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income	$63.5	$63.8	$185.6	$202.8
Less: Income (loss) from discontinued operations, net of tax	(0.9)	(0.6)	0.3	11.2
Income from continuing operations	64.4	64.4	185.3	191.6
Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities:
Special charges, net	11.7	16.3	31.4	36.4
Impairment of goodwill and other intangible assets	3.6	1.7	28.3	1.7
Loss on early extinguishment of interest rate protection agreements and term loan	—	—	—	25.6
Deferred and other income taxes	4.2	44.6	(25.1)	60.5
Depreciation and amortization	31.6	30.1	120.7	113.0
Pension and other employee benefits	13.3	17.8	56.5	68.4
Stock-based compensation	6.9	5.7	41.4	31.1
Other, net	(28.2)	(8.0)	9.8	16.0
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	43.4	12.0	(16.6)	(218.3)
Inventories	37.3	14.7	(96.7)	16.3
Accounts payable, accrued expenses and other	21.0	19.4	19.4	(57.4)
Cash spending on restructuring actions	(6.8)	(5.7)	(28.0)	(28.2)
Net cash from continuing operations	202.4	213.0	326.4	256.7
Net cash from (used in) discontinued operations	(1.0)	0.1	(3.8)	(3.1)
Net cash from operating activities	201.4	213.1	322.6	253.6

Cash flows used in investing activities:
Proceeds from asset sales and other	0.8	7.3	1.1	9.6
(Increase) decrease in restricted cash	2.4	1.0	(0.4)	3.5
Business acquisitions and other investments, net of cash acquired	(739.4)	(8.5)	(792.5)	(130.6)
Capital expenditures	(76.2)	(40.0)	(154.1)	(75.7)
Net cash used in continuing operations	(812.4)	(40.2)	(945.9)	(193.2)
Net cash from discontinued operations	1.1	2.7	1.6	10.1
Net cash used in investing activities	(811.3)	(37.5)	(944.3)	(183.1)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	1,221.1	—	1,881.1	164.0
Repayments under senior credit facilities	(390.0)	(96.0)	(1,050.0)	(825.5)
Borrowings under senior notes	—	—	—	600.0
Repayments under senior notes	—	—	(49.5)	—
Borrowings under trade receivables agreement	22.0	55.0	118.0	90.0
Repayments under trade receivables agreement	(68.0)	(71.0)	(118.0)	(112.0)
Net borrowings (repayments) under other financing arrangements	1.3	(0.7)	2.8	(1.7)
Proceeds from exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	0.1	9.0	0.1	3.5
Financing fees paid	(5.5)	(0.4)	(17.2)	(13.0)
Dividends paid	(12.7)	(14.6)	(53.4)	(52.3)
Net cash from (used in) continuing operations	768.3	(118.7)	713.9	(147.0)
Net cash from discontinued operations	—	—	—	—
Net cash from (used in) financing activities	768.3	(118.7)	713.9	(147.0)
Change in cash and equivalents due to changes in foreign exchange rates	(3.6)	7.5	3.4	9.0
Net change in cash and equivalents	154.8	64.4	95.6	(67.5)
Consolidated cash and equivalents, beginning of period	396.2	391.0	455.4	522.9
Consolidated cash and equivalents, end of period	$551.0	$455.4	$551.0	$455.4

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended December 31, 2011
	Net Revenue		Foreign	Organic Revenue
	Growth	Acquisitions	Currency	Growth

Flow Technology	16.3%	3.9%	(0.4)%	12.8%

Test and Measurement	9.2%	4.2%	—%	5.0%

Thermal Equipment and Services	8.2%	—%	(2.2)%	10.4%

Industrial Products and Services	17.9%	—%	0.1%	17.8%

Consolidated	12.6%	2.2%	(0.8)%	11.2%

	Twelve months ended December 31, 2011
	Net Revenue		Foreign	Organic Revenue
	Growth	Acquisitions	Currency	Growth

Flow Technology	22.8%	4.3%	3.4%	15.1%

Test and Measurement	15.6%	4.1%	2.4%	9.1%

Thermal Equipment and Services	2.6%	—%	2.2%	0.4%

Industrial Products and Services	1.3%	0.2%	0.3%	0.8%

Consolidated	11.8%	2.3%	2.4%	7.1%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended		Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net cash from continuing operations	$202.4	$213.0	$326.4	$256.7

Capital expenditures - continuing operations	(76.2)	(40.0)	(154.1)	(75.7)

Free cash flow from continuing operations	126.2	173.0	172.3	181.0

Cash paid on early extinguishement of interest rate protection agreements and term loan	—	—	—	24.5

ClydeUnion free cash flows	92.8	—	92.8	—

Adjusted free cash flow from continuing operations	$219.0	$173.0	$265.1	$205.5

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Twelve months ended
December 31, 2011

Beginning cash and equivalents	$455.4

Operational cash flow	326.4
Business acquisitions and other investments, net of cash acquired	(792.5)
Capital expenditures	(154.1)
Increase in restricted cash	(0.4)
Proceeds from asset sales and other	1.1
Borrowings under senior credit facilities	1,881.1
Borrowings under senior note	(1,050.0)
Repayments under senior credit facilities	(49.5)
Net borrowings under other financing arrangements	2.8
Financing fees paid	(17.2)
Proceeds from exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	0.1
Dividends paid	(53.4)
Cash from discontinued operations	(2.2)
Change in cash due to changes in foreign exchange rates	3.4

Ending cash and equivalents	$551.0

	Debt at				Debt at
	12/31/2010	Borrowings	Repayments	Other	12/31/2011

Domestic revolving loan facility	$—	$1,050.0	$(1,050.0)	$—	$—
Foreign revolving loan facility	—	31.1	—	(0.2)	30.9
Term Loan 1	—	300.0	—	—	300.0
Term Loan 2	—	500.0	—	—	500.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	(28.2)	—	—
6.25% senior notes	21.3	—	(21.3)	—	—
Trade receivables financing arrangement	—	118.0	(118.0)	—	—
Other indebtedness	48.1	5.6	(2.8)	19.3	70.2

Totals	$1,197.6	$2,004.7	$(1,220.3)	$19.1	$2,001.1

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited; in millions except per share amounts)

	Three months ended		Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Diluted net income (loss) per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.25	$1.30	$3.54	$3.86

Discrete tax benefits	—	(0.17)	(0.41)	(0.57)

Strategic transaction related charges (1) (2)	0.27	—	0.70	—

Impairment of goodwill and other intangible assets	0.04	—	0.33	—

Legacy insurance matter	0.22	—	0.22	—

Loss on early extinguishment of interest rate protection agreements and term loan	—	—	—	0.33

Adjusted diluted net income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$1.78	$1.13	$4.38	$3.62

(1) Strategic transaction related charges for the three months ended December 31, 2011 includes ClydeUnion operating results ($0.01) for the period December 23 - 31, 2011, charges of $4.0 ($0.05) associated with the settlement of foreign exchange forward contracts entered into as part of the acquisition of ClydeUnion, interest expense of $1.3 ($0.02) associated with the financing of the acquisition, deal costs of $4.5 ($0.06) associated with the acquisition of ClydeUnion and pending disposition of Service Solutions, and an asset impairment charge of $6.5 ($0.13) associated with a decision to postpone the construction of a manufacturing campus in Shanghai, China, such decision made in connection with recent strategic developments.

(2) Strategic transaction related charges for the twelve months ended December 31, 2011 includes ClydeUnion operating results ($0.01) for the period December 23 - 31, 2011, charges of $34.6 ($0.44) associated with the settlement of foreign exchange forward contracts entered into as part of the acquisition of ClydeUnion, interest expense of $1.3 ($0.02) associated with the financing of the acquisition, deal costs of $7.1 ($0.10) associated with the acquisition of ClydeUnion and pending disposition of Service Solutions, and an asset impairment charge of $6.5 ($0.13) associated with a decision to postpone the construction of a manufacturing campus in Shanghai, China, such decision made in connection with recent strategic developments.